EXHIBIT 99.1

Somerset Hills Bancorp Reports 2011 Fourth Quarter and Record Full-Year Earnings

BERNARDSVILLE, N.J., Jan. 26, 2012 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income of $2.8 million for 2011, a 12.1% increase over the $2.5 million earned for 2010. Diluted earnings per share increased to $0.52 in 2011 from $0.46 in 2010. For the fourth quarter of 2011, the Company earned $822,000, representing a 1.5% increase over the $810,000 earned during the fourth quarter of 2010 and an 11.5% increase over the $737,000 earned during the linked third quarter of 2011. Diluted earnings per share were $0.16 in the fourth quarter of 2011, $0.15 in the fourth quarter of 2010 and $0.13 in the third quarter of 2011.

Stewart E. McClure, Jr., President and CEO said, "We posted another record year for earnings in 2011, reflecting strong organic growth which resulted in total assets increasing by more than 10% to $364 million by year-end. By most measures, economic conditions remained stressed nationwide over the course of 2011, but in the Bank's operating area, we witnessed increased stability and a pick-up in loan demand. Our nonperforming asset ratio, which remains one of the best in the industry, declined further, to 0.04% from 0.08% one year ago, while our loan portfolio increased by 12.2%, reflecting strong originations generated by both our commercial and residential lending teams. On the funding side of our balance sheet, our core deposit balances expanded by 16.6%, due not only to continued market liquidity but also to significant growth in the number of deposit accounts. This growth occurred despite our lowering of deposit rates throughout the year and core deposits now represent 87% of total deposit balances." Mr. McClure continued, "We pride ourselves on expense control, and our focus and expertise in this regard proved fruitful again this year. Operating expenses, excluding nonrecurring debt extinguishment charges in 2011, declined by 4.6% in 2011 from 2010, and our efficiency ratio improved to 63.0% in the fourth quarter of 2011. In addition, during 2011, we resumed our common stock repurchase program, increased our common dividend and repurchased some of our higher cost FHLB borrowings. Heading into 2012, we remain focused on enhancing shareholder value. Although we cannot completely control our operating environment, we pledge to our shareholders a continued focus on executing our business plan, which we believe will further improve financial performance and be value accretive to our uniquely positioned franchise."

Net interest income on a fully taxable equivalent basis for 2011 totaled $12.0 million, an increase of $547,000, or 4.8%, from $11.5 million earned in 2010. The increase in net interest income in 2011 was primarily attributable to an 8.3% increase in average interest-earning assets, to $318.9 million in 2011 from $294.3 million in 2010, and was partially offset by a 14 basis point decline, to 3.84% in 2011 from 3.98% in 2010, in the net interest margin. Net interest income on a fully taxable equivalent basis for the fourth quarter of 2011 totaled $3.1 million, an increase of $124,000, or 4.2%, from $2.9 million earned in the fourth quarter of 2010. The increase for the quarterly comparison was primarily attributable to a 12.0% increase in fourth quarter interest-earning assets, to $342.8 million in 2011 from $306.0 million in 2010, and was partially offset by a 27 basis point decline, to 3.55% in the fourth quarter 2011 from 3.82% in the fourth quarter 2010, in the net interest margin. For both the annual and quarterly comparisons, the increase in interest-earning assets was largely due to loan growth funded by core deposit growth, and the decrease in net interest margin was due to loans and investment securities re-pricing downward at a faster pace than our deposits. The net interest margin in all periods presented was, on average, lower than historical levels due to high levels of liquidity. Management remains less concerned with the absolute level of the net interest margin than the Bank's ability to consistently increase net interest income, and believes that the high levels of cash held by the Bank are indicative of both a solid balance sheet and a flexible operating position.

Non-interest income was $2.0 million for the full-year 2011, down $212,000 from $2.2 million earned during 2010. The decrease was primarily due to a $495,000 decline in gains on sales of residential mortgage loans, due to reduced origination volume at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Partially offsetting this decline were a $257,000 increase in BOLI income, due principally to a death benefit received in 2011, $9,000 of gains on sales of investment securities in 2011, and higher banking and wealth management fees. Fourth quarter 2011 non-interest income was $503,000, a $225,000 decrease from the comparable prior year period, primarily due to a $230,000 decrease in gains on sales of residential loans, reflecting reduced origination volume.

Management continued its focus on operating efficiency throughout 2011. Non-interest expense for 2011, which included a $426,000 nonrecurring charge for the early extinguishment of debt, was $9.6 million, unchanged from 2010. Excluding the nonrecurring charge, 2011 non-interest expense decreased by $439,000, or 4.6%, from 2010, primarily due to lower employee-related, occupancy, advertising, and FDIC assessment expenses. For the three months ended December 31, 2011, non-interest expenses were $2.3 million, down $115,000 from $2.4 million in the comparable 2010 period. The decrease was attributable to lower employee-related and occupancy costs.

The Company recorded provisions for income taxes of $1.2 million for both the full-year 2011 and 2010. The effective tax rates were 29.7% for 2011 and 32.7% for 2010. The decrease in the effective tax rate was due to the previously-mentioned tax free BOLI death benefit received in 2011. The provision for income taxes was $430,000 in the fourth quarter of 2011 versus $423,000 in the prior year quarter. The effective tax rate was 34.3% in the fourth quarter of both 2011 and 2010.

For 2011, the provision for loan losses was $220,000 and net charge-offs were $113,000, while for 2010, the provision for loan losses was $125,000 and net charge-offs were $361,000. For the fourth quarter of 2011, the provision for loan losses was $20,000 and there were $5,000 in net charge-offs, while for the fourth quarter of 2010, the provision for loan losses was $25,000 and net charge-offs were $266,000. During the fourth quarter of 2010, the Company charged off completely one consumer credit of $298,000 that previously had a specific impairment reserve of approximately $200,000. The allowance for loan losses at December 31, 2011 was $3.0 million, representing 1.28% of total loans. At December 31, 2010 the allowance was $2.9 million, representing 1.39% of total loans. Nonaccrual loans totaled $146,000 representing 0.06% of total loans at December 31, 2011 compared with $254,000 representing 0.12% of total loans at December 31, 2010. The nonperforming asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.04% at December 31, 2011 and 0.08% at year-end 2010. The Company had no OREO at either of December 31, 2011 or 2010. Troubled debt restructured loans ("TDRs") totaled $344,000 at December 31, 2011 versus $738,000 at December 31, 2010. All TDRs are current and performing under their restructured terms. As of December 31, 2011, the Company had $875,000 in loans delinquent 30 to 89 days, representing 0.38% of total loans, versus $512,000, or 0.25%, of total loans, at December 31, 2010.

As of December 31, 2011, the Company's tangible common equity ratio and tangible book value per share were 11.08% and $7.55, respectively. As of December 31, 2010, the Company's tangible common equity ratio and tangible book value per share were 11.98% and $7.27, respectively.

The Board of Directors declared a quarterly cash dividend of $0.07 per share payable February 29, 2012 to shareholders of record as of February 15, 2012.

The Company's previously announced stock repurchase program authorizes the repurchase of up to 750,000 shares of the Company's outstanding common stock. Repurchases under the program total 440,716 shares to date, including 16,538 shares repurchased during the fourth quarter of 2011 at a weighted average price of $7.73. Under the program, repurchases may be made from time to time in the open market or in privately negotiated transactions at such prices as management of the Company deems appropriate.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended December 31
($ in thousands except per share data)	2011	2010

Income Statement Data:
Net interest income	$ 3,020	$ 2,896
Provision for loan losses	20	25
Net interest income after prov. for loan losses	3,000	2,871
Non-interest income	503	728
Non-interest expense	2,251	2,366
Income before income taxes	1,252	1,233
Income tax expense	430	423
Net income	$ 822	$ 810
Diluted earnings per share	$ 0.16	$ 0.15

Balance Sheet Data:
At period end--
Total assets	$ 364,447	$ 328,896
Loans, net	229,503	204,271
Loans held for sale	2,928	2,230
Allowance for loan losses	2,982	2,875
Investment securities held to maturity	10,738	10,740
Investment securities held for sale	43,579	35,993
Deposits	314,714	276,541
Borrowings	7,500	11,000
Shareholders' equity	40,369	39,391
Book value per share	$ 7.55	$ 7.27
Tangible common equity ratio	11.08%	11.98%
Average for the period--
Interest-earning assets	342,831	305,979
Total assets	364,120	327,179
Shareholders' equity	40,557	39,816

Performance Ratios:
Return on average assets	0.90%	0.98%
Return on average equity	8.04%	8.07%
Net interest margin (FTE)	3.55%	3.82%
Efficiency ratio	63.0%	64.4%

Asset Quality:
Net charge-offs	5	266
At period end--
Nonaccrual loans	146	254
OREO property	--	--
Total nonperforming assets	146	254
Troubled debt restructured loans	344	738
Nonaccrual loans to total loans	0.06%	0.12%
Nonperforming assets to total assets	0.04%	0.08%
Allowance for loan losses to total loans	1.28%	1.39%
Allowance as a % of nonperforming loans	2,042%	1,132%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

INTEREST INCOME

Loans, including fees	$ 3,015	$ 2,903	$ 11,879	$ 11,544
Investment securities	398	434	1,626	1,810
Interest bearing deposits with other banks	41	37	135	119
Total interest income	3,454	3,374	13,640	13,473

INTEREST EXPENSE
Deposits	367	384	1,450	1,822
Federal Home Loan Bank advances	67	94	343	371
Total interest expense	434	478	1,793	2,193

Net interest income	3,020	2,896	11,847	11,280

PROVISION FOR LOAN LOSSES	20	25	220	125

Net interest income after provision for loan losses	3,000	2,871	11,627	11,155

NON-INTEREST INCOME
Service fees on deposit accounts	73	79	286	299
Gains on sales of mortgage loans, net	262	492	786	1,281
Bank owned life insurance	73	74	555	298
Gain on sales of investment securities, net	--	--	9	--
Other income	95	83	366	336
Total Non-Interest Income	503	728	2,002	2,214

NON-INTEREST EXPENSE
Salaries and employee benefits	1,338	1,411	5,324	5,460
Occupancy expense	358	395	1,499	1,665
Advertising and business promotions	29	38	129	189
Printing stationery and supplies	24	28	128	133
Data processing	136	140	539	535
Loss on debt extinguishment	--	--	426	--
Other operating expense	366	354	1,582	1,658
Total Non-Interest Expense	2,251	2,366	9,627	9,640

Income before provision for taxes	1,252	1,233	4,002	3,729

PROVISION FOR INCOME TAXES	430	423	1,189	1,219

Net income	$ 822	$ 810	$ 2,813	$ 2,510

Diluted earnings per common share	$ 0.16	$ 0.15	$ 0.52	$ 0.46

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31, 2011	December 31, 2010

ASSETS

Cash and due from banks	$ 4,588	$ 5,480
Interest bearing deposits at other banks	55,411	52,086
Total cash and cash equivalents	59,999	57,566

Loans held for sale	2,928	2,230
Investment securities held to maturity (Approximate market value of $10,849 in 2011 and $10,548 in 2010)	10,738	10,740
Investments available for sale	43,579	35,993

Loans receivable	232,485	207,146
Less allowance for loan losses	(2,982)	(2,875)

Net loans receivable	229,503	204,271

Premises and equipment, net	4,996	5,285
Bank owned life insurance	8,000	8,053
Accrued interest receivable	1,168	1,111
Prepaid expenses	985	1,251
Other assets	2,551	2,396

Total assets	$ 364,447	$ 328,896

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 80,532	$ 68,521
Interest bearing deposits
Now, M/M and savings	193,276	166,304
Certificates of deposit, under $100,000	20,875	21,101
Certificates of deposit, $100,000 and over	20,031	20,615

Total deposits	314,714	276,541

Federal Home Loan Bank advances	7,500	11,000
Other liabilities	1,864	1,964

Total liabilities	324,078	289,505

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,344,648 shares in 2011 and 5,421,924 shares in 2010	36,972	37,600
Retained earnings	2,608	1,145
Accumulated other comprehensive income	789	646

Total stockholders' equity	40,369	39,391

Total liabilities and stockholders' equity	$ 364,447	$ 328,896
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Chief Financial Officer
         908.630.5018